Exhibit 14.1

CODE OF BUSINESS CONDUCT AND ETHICS

GLOBAL IMAGING SYSTEMS, INC.

AND ITS SUBSIDIARIES

INTRODUCTION

Global Imaging Systems, Inc. and its subsidiaries (the “Company”) have always subscribed to the highest ethical standards. Our employees, officers and members of our Board of Directors (“Company Persons” or individually, a “Company Person”) are expected to conduct business legally and ethically and insist that our vendors and business associates do the same. This Code of Business Conduct and Ethics (the “Code”) embodies the Company’s commitment to conduct our business in accordance with applicable laws, rules and regulations and the highest ethical standards. All Company Persons are expected to adhere to the principles and procedures set forth in this Code.

Each Company Person will be held accountable for his or her adherence to the Code. Company Persons who violate the policies in the Code will be subject to disciplinary action, up to and including a discharge from the Company and, where appropriate, civil liability and criminal prosecution.

Company Persons who have questions regarding business conduct or possible violations should contact the Company’s Compliance Officer or in connection with accounting or auditing matters, should follow the procedures outlined in the section of the Code entitled “Duty to Report Questionable Accounting or Auditing Matters.” The Company will not tolerate retaliation for reports made in good faith.

Each Company Person should also read and be familiar with the Company’s Employee Handbook and Policy on Insider Trading and Reporting Compliance (“Insider Trading Policy”), which are not part of the Code.

Nothing in this Code, in any Company policies or procedures, or in other related communications (verbal or written), creates or implies a contract of employment for a definite or indefinite term.

The Company reserves the right to amend, alter or terminate this Code or the policies underlying it at any time for any reason.

For purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, the Code shall also be our code of ethics for senior financial officers and the chief executive officer (defined below as “Senior Officers”).

COMPLIANCE AND REPORTING

Company Persons should endeavor to identify and raise potential issues before they lead to problems and should ask about the application of the Code whenever in doubt. Any employee who becomes aware of any existing or potential violation of this Code should promptly notify the Compliance Officer, or in connection with accounting or auditing matters, should follow the procedures outlined in the Code section entitled, “Duty to Report Questionable Accounting or Auditing Matters.” If any director or the Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer or Controller, or persons performing similar functions (the “Senior Officers”) becomes aware of any existing or potential violation of this Code, he or she should promptly notify the Compliance Officer. The Company will take such disciplinary or preventive action as it deems appropriate to address any existing or potential violation of this Code brought to its attention.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

Obeying the law, both in letter and in spirit, is one of the foundations on which this Company’s ethical policies are built. All Company Persons must respect and comply with applicable governmental laws, rules and regulations (including insider trading laws). It is the personal responsibility of each Company Person to adhere to the standards and restrictions imposed by those laws, rules and regulations. It is important that you seek advice from supervisors, managers or other appropriate personnel if you have questions regarding the laws, rules and regulations that apply to the Company’s business.

Generally, it is illegal and against Company policy for any Company Person who is aware of material non-public information relating to the Company, to buy or sell any securities of the Company, or recommend that another person buy, sell or hold the Company’s securities. More detailed rules governing the trading of securities by Company Persons are set forth in the Insider Trading Policy. Any Company Person who is uncertain about his or her responsibilities under the Insider Trading Policy should consult the Compliance Officer before making any such purchase or sale.

No Company Person who deals with a particular customer or vendor of the Company should invest in the securities of such customer or vendor, unless the securities are publicly traded.

CONFIDENTIAL INFORMATION

In carrying out the Company’s business, Company Persons often learn confidential or proprietary information about the Company, its customers, prospective customers or other third parties. Company Persons must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated. Confidential or proprietary information includes, among other things, any non-public information concerning the Company, including its businesses, financial performance, pricing information, results or prospects, and any non-public information provided by a third party with the expectation that the information will be kept confidential and used solely for the business purpose for which it was conveyed.

CONFLICTS OF INTEREST

A “conflict of interest” exists when an individual’s private interest improperly interferes or conflicts (or appears to conflict) with the interest of the Company. A conflict of interest may arise when a Company Person takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when a Company Person or a member of his or her immediate family receives from any person or entity improper personal benefits as a result of the Company Person’s position with the Company. Loans to, or guarantees of obligations of, Company Persons or their family members also create conflicts of interest. Conflicts of interest are generally prohibited as a matter of Company policy, unless they have been approved by the Company. All Company Persons must notify the Compliance Officer of any actual or potential conflict of interest to receive guidance on how best to resolve the conflict.

The purpose of business entertainment and gifts in a commercial setting is to create and maintain good will and sound working relationships. Company Persons and members of their immediate families are required to use their reasonable judgment with respect to receiving gifts from customers or vendors while the Company Person is in a position to influence decision of the Company that might affect or appear to affect the outside concern. No gift or entertainment should ever be offered, given, provided or accepted by any Company Person or immediate family member of a Company Person unless it: (a) is consistent with customary business practices; (b) is not excessive in value; (c) cannot be construed as a bribe or payoff; and (d) does not violate any laws or regulations. All gifts and entertainment from customers or vendors, other than those of $250 or less, must be disclosed to the Compliance Officer. The Company will keep written records of such disclosures filed with the Compliance Officer. Such reporting, reviewing and record keeping system should serve to prevent an unintended breach of trust and should enable the Company to better protect itself from acts of self-dealing at the expense of the Company.

A conflict of interest may also occur when a Company Person is engaged in a business or business activity that is in competition with or injurious to the Company. Directors and officers should consult with the chairperson of the Audit Committee of the Board of Directors (the “Audit Committee”) before engaging in any such business. An employee should consult with the Compliance Officer or Company President before engaging in any business or business activity.

Service to the Company should never be subordinated to personal gain and advantage.

CORPORATE OPPORTUNITIES

Company Persons owe a duty to the Company to advance the Company’s legitimate business interest when the opportunity to do so arises. Company Persons are prohibited from taking for themselves (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position, unless the Company has already been offered the opportunity and refused it. Company Persons are prohibited from using Company property, information or position for personal gain or competing with the Company, directly or indirectly.

COMPETITION AND FAIR DEALING

We have a history of succeeding through honest business competition. We seek competitive advantages through superior performance, not through unethical or illegal business practices. Each Company Person should endeavor to respect the rights of and deal fairly with the Company’s customers, vendors, competitors and employees. No Company Person should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any unfair-dealing practice.

RECORD KEEPING

The Company requires honest, accurate and prompt recording and reporting of information in order to make responsible business decisions and to provide full, fair, accurate and timely disclosure. All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal and accounting requirements and to the Company’s system of internal controls. The accurate and timely reporting of our financial results and financial condition requires that all financial information be recorded promptly and accurately, and that our systems for recording and reporting that information be properly functioning and subject to regular and thorough evaluations. All information you record or report on behalf of the Company—whether for the Company’s purposes or for use by third parties—must be done honestly and accurately. Providing false or misleading information in connection with any aspect of the Company’s business or operations will not be tolerated.

DUTY TO REPORT QUESTIONABLE ACCOUNTING OR AUDITING MATTERS

All Company Persons are responsible for reporting to the Company any questionable situation regarding the Company’s accounting, internal accounting controls or auditing matters, or a concern regarding questionable accounting or auditing matters that come to their attention. Any person may report such a complaint or concern by calling the toll-free telephone hotline at 1-888-628-7834, extension 277 (outside of Tampa), or (813) 960-5508 ext. 277, and leaving a voice mail reporting the matter. This confidential and anonymous voice mail will be transcribed and forwarded to the chairperson of the Audit Committee. You may also anonymously mail a report of such a violation to:

Global Integrity Hotline

c/o Global Imaging Systems, Inc.

3820 Northdale Blvd., Suite 200A

Tampa, Florida 33624

Attn: Compliance Officer - Confidential

You may also report such complaints or concerns via the Company’s internal website by completing the form at www.gisx.net or by sending an e-mail to integrityhotline@global-imaging.com. Reports submitted through the internal website or by e-mail are not anonymous.

All reports received regarding the Company’s accounting, internal accounting controls or auditing matters, or a concern regarding questionable accounting or auditing matters via the internal website, e-mail, telephone or regular mail will be forwarded to the chairperson of the Audit Committee.

If a complaint regarding accounting, internal accounting controls or auditing matters is brought to the attention of an executive officer of the Company, either by an employee or a third party outside of the confidential and anonymous submission process, the executive officer is required to report the complaint directly to the chairperson of the Audit Committee. If a complaint regarding accounting, internal accounting controls or auditing matters is brought to the attention of a non-executive employee of the Company, such employee may either (a) report such complaint directly to his or her supervisor or (b) submit the complaint through the use of the various confidential or anonymous reporting methods provided.

All reports submitted by employees of the Company regarding questionable accounting or auditing matters will be treated to the extent possible, as confidential.

The Company will not tolerate retaliation against any person who in good faith submits a concern or complaint or participates in any investigation conducted pursuant to these procedures. Any suspected retaliation should be reported immediately to the Compliance Officer. Such retaliation is extremely serious misconduct and may result in discipline, up to and including discharge of the person(s) engaging in any retaliatory actions. Retaliation may also subject the person(s) responsible to personal legal and financial liability, and in certain cases may be a criminal offense.

Questions concerning these procedures may be directed to the Compliance Officer.

PROTECTION AND PROPER USE OF COMPANY ASSETS

All Company Persons should protect the Company’s assets and ensure their efficient use. Company assets should be used for legitimate Company business purposes only, although minor incidental personal or charitable use is acceptable. Any suspected incident of fraud or theft should be immediately reported to an appropriate supervisor for investigation.

The obligation of Company Persons to protect the Company’s assets includes its confidential or proprietary information.

PUBLIC DISCLOSURE

All disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Company shall be full, fair, accurate, timely and understandable. All Company Persons who are involved in the Company’s disclosure process, including Senior Officers, are responsible for acting in furtherance of this policy. In particular, these individuals are required to maintain familiarity with the disclosure requirements applicable to the Company and are prohibited from knowingly misrepresenting, omitting, or causing others to misrepresent or omit, material facts about the Company to others, within or outside the Company, including the Company’s independent auditors. In addition, any Company Person who has a supervisory role in the Company’s disclosure process has an obligation to discharge his or her responsibilities diligently.

WAIVERS AND AMENDMENTS

It may be appropriate for a provision of the Code to be waived in a particular circumstance. Any employee seeking a waiver should speak to his or her supervisor, who may need to involve other persons in consideration of the waiver request.

Any waiver of the Code for the executive officers (including any Senior Officer who is otherwise not an executive officer) or directors of the Company must be made only by the Board of Directors and will be disclosed in accordance with the applicable requirements of the SEC and The Nasdaq Stock Market, Inc. Any amendment to a provision of the Code that applies to the Senior Officers will be disclosed in accordance with the applicable requirements of the SEC and The Nasdaq Stock Market, Inc.

INVESTIGATIONS AND DISCIPLINE

The responsibility for administering the Code, investigating alleged violations and determining corrective and disciplinary action rests with various groups within the Company. The Audit Committee is responsible for maintaining and updating the Code, subject to approval by the Board of Directors. Internal Audit, Human Resources and other relevant departments work together as appropriate to promptly handle investigations and recommend corrective and disciplinary actions. Depending on the circumstances, in some cases senior managers and other officers will be involved to consider and determine the appropriate corrective or disciplinary action. Internal Audit and Human Resources will periodically report Code violations and the corrective actions taken to the Audit Committee. In some cases, the Audit Committee or the full Board of Directors will be responsible to conduct the investigation and determine the actions to be taken.

The Company strives to impose discipline for each Code violation that fits the nature and particular facts of the violation. The Company generally will issue warnings or reprimands for less significant, first-time offenses. Violations of a more serious nature may result in an action such as suspension without pay, demotion, or reduction of compensation. Termination of employment generally is reserved for conduct such as theft or other violations amounting to a breach of trust, or for cases where a person has engaged in multiple violations. Terminations may also be appropriate for ethical violations if the Company Person has had appropriate training and consciously chose to pursue unethical behavior. Violations of the Code are not the only basis for disciplinary action. The Company has additional guidelines and procedures governing conduct, and violations of those guidelines and procedures may also result in corrective or disciplinary action.

PROTECTION FOR PERSONS REPORTING QUESTIONABLE BEHAVIOR

Our commitment to promoting the highest ethical standards includes a responsibility to foster an environment that allows Company Persons to report violations without the fear of retaliation or retribution. You will not be disciplined, lose your job, or be retaliated against in any other way for asking questions or voicing concerns about our legal or ethical obligations, as long as you are acting in good faith. “Good faith” does not mean that you have to be right—but it does mean that you believe that you are providing truthful information. The important thing is that you bring your question or concern to the Company’s attention through one of the available channels. Anyone who files an intentionally false report is in violation of the Code and is subject to discipline under the Code.

Company Persons must never be discouraged from using any available channel within the organization. Even simple questioning of a person reporting a violation can lead to unintentional retaliation, as it may make that person feel that he or she did something wrong by choosing one method over another. Any person reporting a violation under this Code must be able to choose whichever method they are most comfortable with to communicate their concern to the Company.

Any Company Person who retaliates against another Company Person for reporting known or suspected violations of our legal or ethical obligations will be in violation of the Code and subject to disciplinary action, up to and including dismissal. Retaliation may also be a violation of the law, and as such, could subject both the individual offender and the Company to legal liability.

Additional questions about retaliation should be addressed to the Compliance Officer.